Exhibit 3a

FILED# C13838-00

                     ARTICLES OF INCORPORATION

                                OF

                       CYBERLUX CORPORATION



1.   Name of Company:
                       Cyberlux Corporation


2.   Resident Agent:
               The resident agent of the Company is:

                    CORPORATE AGENTS OF NEVADA
                  3110 S. Valley View, Suite 105
                      Las Vegas, Nevada 89102


3.   Board of Directors:

          The Company shall initially have one director (1) who is Don Evans; 50 Orange Road; Pinehurst, NC 28370-2010. This individual shall serve as director until their successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.


4.   Authorized Shares:

          The aggregate number of shares which the corporation shall have authority to issue sha11 consist of 20,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or
Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.


5.   Preemptive Rights and Assessment of Shares:

          Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

          The Common Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors sha11 determine, not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.


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Incorporation Continued
6.   Directors' and Officers' Liability

          A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or
(ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.


7.   Indemnity

          Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

          Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer


8.   Amendments

          Subject  at  all  times  to the  express  provisions  of
Section 5 on the Assessment of Shares, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.


9.   Power of Directors

          In  furtherance, and not in limitation of  those  powers
conferred   by  statute,  the  Board  of  Directors  is  expressly
authorized:

          (a) Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;


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Incorporation Continued
All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.

IN WITNESS WHEREOF, I hereunder set my hand this Monday, May 15, 2000, hereby declaring and certifying that the facts stated hereinabove are true.

Signature of Incorporator

Name:    Thomas C. Cook, Esq.
Address: 3110 S, Valley View, Suite 106
         Las Vegas, Nevada 89102


Signature: /s/ Thomas C. Cook
           --------------------
           Thomas C. Cook, Esq.

State of Nevada )
County of Clark )

This instrument was acknowledged before me on      NOTARY PUBLIC
May 15, 2000, by Thomas C, Cook, Esq.             STATE OF NEVADA
                                                  County of Clark
                                                 MATTHEW J. BLEVINS
                                                   No. 98-0220-1
Signature: /s/ Matthew J. Blevins     My Appointment Expires Jan. 14, 2002
           -----------------------
           Notary Public


Certificate of Acceptance of Appointment as Resident Agent: I, Pantelis Langis, on behalf of CORPORATE AGENTS OF NEVADA, Inc. (CAN), hereby accept appointment of CAN as the resident agent for the above referenced company.


Signature: /s/ Pantelis Langis
           -------------------
           Pantelis Langis


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